Core-Mark Announces First Quarter 2019 Financial Results

•	Diluted EPS of $0.03 per share, or $0.14 Excluding LIFO Expense (Non-GAAP)

•	Net Income of $1.3 Million; Adjusted EBITDA (Non-GAAP)(1) Increased 22%, to $29.7 Million

•	Gross Profit Increased 4.2%; Non-cigarette Gross Profit Increased 5.2%

•	2019 Guidance Reaffirmed

•	Announced $0.11 Dividend Payable June 14, 2019

SOUTH SAN FRANCISCO, California - May 8, 2019 - Core-Mark Holding Company, Inc. (NASDAQ:CORE) (“the Company”), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2019.

“Our results in the first quarter reflect continued progress on our key priorities and a solid start towards meeting our strategic objectives for the year,” said Scott E. McPherson, President and Chief Executive Officer. “We were pleased to deliver improved profitability in the quarter, including growth in higher margin non-cigarette sales to existing customers and operating expense leverage, and we are committed to executing on our top-line growth initiatives.”

First Quarter Results

Net sales were $3.75 billion for the first quarter of 2019 compared to $3.81 billion for the same period in 2018, impacted by the April 2018 expiration of the Kum & Go (“K&G”) distribution agreement and transition of certain Rite-Aid stores. Non-cigarette sales increased 1.4%, driven primarily by an increase in sales to existing customers led by the growth in alternative nicotine products, offset by a 4.3% decrease due to the loss of K&G and certain Rite-Aid stores. Non-cigarette sales increased to 34.3% of total net sales for the first quarter of 2019 compared to 33.3% of total net sales for the same period in 2018. Cigarette sales decreased 2.8% driven primarily by a decline in cigarette carton sales to existing customers and a 2.4% decline due to the loss of K&G and certain Rite-Aid stores, partially offset by manufacturer price increases and market share gains.

Gross profit increased 4.2% to $208.2 million compared to $199.8 million in the first quarter last year. The increase in gross profit was driven primarily by incremental non-cigarette sales to existing customers, including strong growth in alternative nicotine products and market share gains, partially offset by the loss of K&G and certain Rite-Aid stores, and a decline in cigarette cartons sold. Remaining gross profit, a non-GAAP financial measure, increased 3.9% to $206.4 million from $198.6 million.

Gross profit margin increased 30 basis points to 5.55% of total net sales during the first quarter of 2019 from 5.25% for the same period in 2018. Remaining gross profit margin expanded by 28 basis points to 5.50% in the first quarter of 2019 compared to 5.22% for the same period in 2018 driven primarily by a shift in sales mix toward higher margin non-cigarette items as well as an increase in the overall margin for non-cigarette sales. The increase in non-cigarette margins was driven primarily by the increase in sales of higher margin alternative nicotine products and higher margins in our Food and Candy categories.

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Note (1): See below for the “Reconciliation of Net Income (Loss) to Adjusted EBITDA.”

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$208.2	5.55%	$199.8	5.25%	4.2%
Cigarette inventory holding gains	(8.8)	(0.24)%	(7.1)	(0.19)%
LIFO expense	7.0	0.19%	5.9	0.16%
Remaining gross profit (Non-GAAP)	$206.4	5.50%	$198.6	5.22%	3.9%

The Company’s operating expenses were $202.8 million compared to $198.2 million in the first quarter of 2018. The increase in operating expenses was due primarily to higher distribution, bad debt and workers’ compensation expenses as well as costs associated with the relocation of our corporate headquarters. Operating expenses as a percentage of remaining gross profit, a non-GAAP measure, improved to 98.3%, compared to 99.8% in the same period last year, due primarily to the favorable impact of the sales mix shift to higher margin non-cigarette products and increases in warehouse productivity.

Net income improved to $1.3 million for the first quarter of 2019 compared to a net loss of $1.3 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, increased 22% to $29.7 million for the first quarter of 2019 compared to $24.3 million for the first quarter of 2018. The increases in net income and Adjusted EBITDA were due primarily to higher gross profit resulting from increases in non-cigarette sales to existing customers.

The following table reconciles Adjusted EBITDA to net income (loss), its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (LOSS) (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2019	2018	% Change

Net income (loss)	$1.3	$(1.3)
Interest expense, net (1)	3.4	3.8
Provision (benefit) from income taxes	0.5	(0.5)
Depreciation and amortization	15.4	14.9
LIFO expense	7.0	5.9
Stock-based compensation expense	1.9	1.9
Foreign currency transaction losses (gains), net	0.2	(0.4)
Adjusted EBITDA (Non-GAAP)	$29.7	$24.3	22.2%
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(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.03 for the first quarter of 2019 compared to Diluted Loss per Share of $0.03 for the first quarter of 2018. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.14 for the firs

t quarter of 2019 compared to $0.07 for the first quarter of 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

Dividend

Core-Mark’s Board of Directors has approved a $0.11 cash dividend per common share. The dividend is payable on June 14, 2019 to stockholders of record as of the close of business on May 23, 2019.

Guidance for 2019

The Company reaffirms prior guidance for the full year of 2019. Annual net sales for 2019 are expected to be between $16.8 billion and $17.0 billion. Diluted EPS for the year are estimated to be between $1.09 and $1.19 and Diluted EPS, excluding LIFO expense, in a range of $1.50 to $1.60. The Company expects Adjusted EBITDA to be between $176.0 million and $182.0 million. Key assumptions include $25.0 million in LIFO expense, a 25% tax rate and 46.0 million fully diluted shares outstanding. The Company’s financial outlook includes cigarette inventory holding gains, but does not include any other significant holding gains. Capital expenditures for 2019 are expected to be approximately $30 million.

Corporate Headquarter Relocation

The Company today announced that it had substantially completed the relocation of its corporate headquarters from South San Francisco, California, to Westlake, Texas.  This move is expected to improve efficiency, cost-competitiveness, and collaboration, while providing employees with an exceptional work environment.  Effective May 18, 2019, the new headquarters location will be 1500 Solana Boulevard, Suite 3400, Westlake, Texas, 76262.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Wednesday, May 8, 2019 at 8:00 a.m. Central time during which management will review the results of the first quarter of 2019. The call may be accessed by dialing 1-800-588-4973 using the code 48545303. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 44,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, big box & supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 650-589-9445 x 7923 or at david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Adjusted EBITDA, remaining gross profit, and operating expense as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, fina ncial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net (loss) income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure, used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2019” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2019 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure or disruptions of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is May 8, 2019, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$25.8	$27.3
Accounts receivable, net of allowance for doubtful accounts of $10.9 and $8.3 as of March 31, 2019 and December 31, 2018, respectively	395.5	403.5
Other receivables, net	81.4	89.4
Inventories, net	503.5	689.0
Deposits and prepayments	81.2	78.8
Total current assets	1,087.4	1,288.0
Property and equipment, net	223.7	229.0
Operating lease right-of-use assets	234.6	—
Goodwill	72.8	72.8
Other intangible assets, net	49.9	51.1
Other non-current assets, net	24.9	25.2
Total assets	$1,693.3	$1,666.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$230.0	$199.8
Book overdrafts	46.2	49.4
Cigarette and tobacco taxes payable	223.2	297.8
Operating lease liabilities	41.9	—
Accrued liabilities	134.0	134.0
Total current liabilities	675.3	681.0
Long-term debt	187.7	346.2
Deferred income taxes	27.0	27.1
Long-term operating lease liabilities	206.2	—
Other long-term liabilities	2.5	14.6
Claims liabilities	30.6	30.2
Total liabilities	1,129.3	1,099.1
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized, 52,692,236 and 52,524,853 shares issued; 45,871,088 and 45,703,705 shares outstanding at March 31, 2019 and December 31, 2018, respectively)	0.5	0.5
Additional paid-in capital	283.1	283.3
Treasury stock at cost (6,821,148 shares of common stock at each of March 31, 2019 and December 31, 2018, respectively)	(90.6)	(90.6)
Retained earnings	377.8	381.6
Accumulated other comprehensive loss	(6.8)	(7.8)
Total stockholders’ equity	564.0	567.0
Total liabilities and stockholders’ equity	$1,693.3	$1,666.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Net sales	$3,754.1	$3,805.9
Cost of goods sold	3,545.9	3,606.1
Gross profit	208.2	199.8
Warehousing and distribution expenses	134.2	132.3
Selling, general and administrative expenses	65.9	63.4
Amortization of intangible assets	2.7	2.5
Total operating expenses	202.8	198.2
Income from operations	5.4	1.6
Interest expense, net	(3.4)	(3.8)
Foreign currency transaction (losses) gains, net	(0.2)	0.4
Income (loss) before income taxes	1.8	(1.8)
(Provision for) benefit from income taxes	(0.5)	0.5
Net income (loss)	$1.3	$(1.3)

Basic and diluted earnings (loss) per share (1)	$0.03	$(0.03)

Basic weighted-average shares	45.9	46.2

Diluted weighted-average shares	46.0	46.2

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$1.3	$(1.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
LIFO and inventory provisions	7.0	6.0
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	1.9	1.9
Bad debt expense, net	3.1	0.3
Loss on disposals	0.1	0.3
Depreciation and amortization	15.4	14.9
Foreign currency losses (gains), net	0.2	(0.4)
Deferred income taxes	(0.3)	0.3
Changes in operating assets and liabilities:
Accounts receivable, net	5.4	1.6
Other receivables, net	8.2	9.5
Inventories, net	180.7	60.6
Deposits, prepayments and other non-current assets	(4.1)	31.8
Accounts payable	29.9	34.0
Cigarette and tobacco taxes payable	(75.8)	(70.7)
Claims, accrued and other long-term liabilities	2.0	12.1
Net cash provided by operating activities	175.2	101.1
Cash flows from investing activities:
Additions to property and equipment, net	(5.1)	(6.9)
Capitalization of software and related development costs	(1.4)	(0.5)
Proceeds from sale of property and equipment, net	0.2	—
Net cash used in investing activities	(6.3)	(7.4)
Cash flows from financing activities:
Borrowings under revolving credit facility	340.7	463.1
Repayments under revolving credit facility	(499.2)	(531.3)
Payments on finance leases	(0.9)	(0.7)
Dividends paid	(5.1)	(4.6)
Repurchases of common stock	—	(2.8)
Tax withholdings related to net share settlements of restricted stock units	(2.1)	(1.5)
Decrease in book overdrafts	(3.2)	(6.2)
Net cash used in financing activities	(169.8)	(84.0)
Effects of changes in foreign exchange rates	(0.6)	0.2
Change in cash and cash equivalents	(1.5)	9.9
Cash and cash equivalents, beginning of period	27.3	41.6
Cash and cash equivalents, end of period	$25.8	$51.5
Supplemental disclosures:
Cash (paid) received during the period for:
Income taxes, net	$(0.2)	$(0.1)
Interest	$(3.1)	$(3.2)

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE (U.S. GAAP) TO DILUTED EARNINGS (LOSS) PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2019 (a)(b)	2018 (a)(b)	% Change
Net income (loss)	$1.3	$(1.3)
Diluted shares	46.0	46.2
Diluted EPS	$0.03	$(0.03)
LIFO expense, per share	0.11	0.10
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.14	$0.07	100.0%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.14	$0.11
Legacy bad debt expense (2)	(0.03)	—
Foreign exchange gains (losses) (3)	—	0.01

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 26.5% and 26.1% for the three months ended March 31, 2019 and 2018.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $8.8 million and $7.1 million for the three months ended March 31, 2019 and 2018, respectively.
(2) Legacy bad debt expense
For the three months ended March 31, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and are no longer deemed collectable.

(3) Foreign exchange gains (losses)
Foreign exchange losses were $0.2 million for the three months ended March 31, 2019. Foreign exchange transaction gains were $0.4 million for the three months ended March 31, 2018.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Gross profit	$208.2	$199.8
Cigarette inventory holding gains	(8.8)	(7.1)
LIFO expense	7.0	5.9
Remaining gross profit (non-GAAP)	$206.4	$198.6

Warehousing and distribution expenses	$134.2	$132.3
Selling, general and administrative expenses	65.9	63.4
Amortization of intangible assets	2.7	2.5
Total operating expenses	$202.8	$198.2

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	65.0%	66.6%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	31.9%	31.9%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.3%	1.3%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	98.3%	99.8%
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(1)	Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.